Exhibit 1.1

Siliconware Precision Industries Co., Ltd.

ARTICLES OF INCORPORATION

CHAPTER ONE - GENERAL PROVISIONS

Article 1

The Company is incorporated in the form of company limited by shares in accordance with the Company Law of the Republic of China and is named Siliconware Precision Industries Co., Ltd.

Article 2

The business scope of the Company is as follows:

1.	CC01080 The production of electronic parts and components.

2.	F119010 Wholesale of electronic materials

3.	F401010 International trading

Article 3

In the event the Company makes re-investment(s) in other corporation(s) as a limited-liability shareholder, it shall not be subject to the limitation under the Company Law that its investment shall not exceed a certain percentage of its paid-in capital, and the Board of Directors is authorized to approve such re-investment(s).

Article 3-1

The Company may provide guarantees in favor of third parties.

Article 4

The Company has its head office in Taichung City. As it seems necessary, with the resolution of the Board of Directors, the Company may set up branch offices within or outside the Republic of China.

CHAPTER TWO - CAPITAL STOCK

Article 5

The authorized capital of the Company is NT$36,000,000,000, divided into 3,600,000,000 shares (including 40,000,000 shares reserved for conversion from warrants), each of NT$10 par value, to be issued by installments, as determined by the Board of Directors.

Article 6

The share certificates of the Company shall be issued after being signed or affixed with the seals of at least three Directors and further authenticated by the competent authorities.

The shares issued by the Company may be in un-certificated form, which shall be registered by the Taiwan Depository and Clearing Corporation.

Article 7

Shareholders are required to file with the Company their true names, domiciles as well as their respective specimen chop cards. In case of loss of a shareholder’s specimen chop, the shareholder may replace the lost one with a new specimen chop upon registration in writing of the loss to the Company.

Article 8

Registered share certificates may be transferred by endorsement of the holder thereof, and a transfer of registered share certificate shall not be valid against the Company unless the true name or title of the transferee is specified in the share certificate and also the true name or title and domicile of the transferee are specified in the Company’s shareholders’ register.

Article 9

Where share certificates are lost or damaged, they shall be handled in accordance with the Company Law and related regulations.

Article 10

Applicable fees may be charged for the reissue of new share certificates due to loss of or whatever cause for the share certificates.

Article 11

No share certificate shall be transferred and no share transfer shall be entered into the Company’s shareholders’ register within sixty (60) days prior to each General Shareholders’ Meeting or within thirty (30) days prior to a special Shareholders Meeting or within five (5) days prior to the record date fixed for distributing dividend, bonuses or other benefits.

CHAPTER THREE - SHAREHOLDERS’ MEETINGS

Article 12

Shareholders’ Meeting is classified into general meetings and special meetings. General meeting shall be convened and held every year by the Board of Directors within six (6) months after the close of each fiscal year by giving a notice to the shareholders thirty (30) days prior to the Meeting. Special meeting may be convened and held in accordance with applicable laws and regulations whenever it seems necessary.

Article 13

Where a shareholder is unable to attend the Shareholders’ Meeting, he may appoint a person to attend the Meeting by issuing a proxy to such person in accordance with the provisions of Article 177 of the Company Law.

Article 14

The Shareholders’ Meeting of the Company shall be presided by the Chairman of the Board of Directors. In the event that the Chairman is absent, the Vice Chairman shall act on his behalf; if the Vice Chairman is also absent, the Chairman may designate one of the Directors to act on his behalf; and if no such designation is made, the Directors shall elect one from amongst themselves to act on behalf of the Chairman.

Article 15

Shareholders of the Company shall be entitled to one vote for each share held.

Article 16

Unless otherwise provided for in the Company Law, a resolution can be adopted by shareholders of at least a majority of the Company’s shares represented at a Shareholders’ Meeting at which the shareholders of a majority of all issued and outstanding shares are present.

Article 17

Resolutions adopted at a Shareholders’ Meeting shall be recorded in the minutes duly signed or chopped by the Chairman, and such minutes shall be distributed to all shareholders within twenty days after the meeting by the rules in accordance with the Company Law. The said minutes shall record the summary of the proceedings in the meeting and the resolution adopted, and shall be kept in the Company together with the autograph book of shareholders present at the meeting and the proxies issued by shareholders.

CHAPTER FOUR - DIRECTORS AND SUPERVISORS

Article 18

The Company shall have nine Directors, with at least three Independent Directors and not less than one-fifth of all Directors being Independent Directors, all to be elected from amongst shareholders with full legal capacity and the election shall be done through the candidate nomination system in accordance with Article 192-1 of the Company Law. The term of Directors shall be three years, and all Directors are eligible for re-election. The qualification and the relevant issues of Directors and Independent Directors shall comply with relevant laws and regulations. The total number of registered shares required to be held by all Directors shall be dealt with in accordance with the Regulations for Examination of the Percentage of Shares Held by Directors and Supervisors for Public Companies published by the Securities and Futures Commission, Ministry of Finance. The Company may purchase liability insurance for the Directors during their term to cover their actions on behalf of the Company.

Article 19

Where one-third of the Directors have been vacated or all of the Independent Directors have been discharged, a special shareholders’ meeting shall be convened and held by the Board of Directors within sixty days thereafter to elect new Directors or Independent Directors to fill up the vacancies, but the term of newly elected Directors or Independent Directors is limited to the residual term of the Directors or Independent Directors who were vacated or removed.

Article 20

If new Directors cannot be elected in time before the current term of the incumbent Directors or Supervisors expires, it shall be dealt with in accordance with the applicable government regulations.

Article 21

The Board of Directors is composed of Directors. A chairman and a vice chairman of the Board of Directors shall be elected from amongst the Directors by a majority vote at a meeting attended by more than two-thirds of the Directors. Both the Chairman and the Vice Chairman shall administer and execute all business matters of the Company in accordance with applicable laws and regulations, Articles of Incorporation and resolutions made at the Shareholders’ Meeting and at the Board of Directors.

Article 21-1

Irrespective of whether the Company makes profits or incurs losses, the Company may pay all its Directors a monthly transportation allowance. The amount of such allowance shall be determined by the Board of Directors in accordance with general criteria.

Responding to the Directors’ contributions to the Company and taking into considerations international and domestic industry practices, the Board of Directors shall be authorized to determine the remuneration for the Directors.

Article 22

The Board of Directors shall have the following functions and responsibilities:

1.	Examination and review of operational policy as well as the medium and long term development plans of the Company;

2.	Review, supervision and implementation of the annual business plans;

3.	Approval to budget and examination of final accounts;

4.	Examination of capital increase / decrease plans;

5.	Examination of earnings distribution or loss making up programs;

6.	Examination of and approval to important contracts;

7.	Examination of Articles of Incorporation or amendments thereto;

8.	Approval to organizational by-laws and important business rules;

9.	Decision in establishment, reorganization or removal of branch offices;

10.	Approval to major capital expenditure plans.

11.	Appointment and discharge of general manager and deputy general manager;

12.	Implementation of resolutions adopted at shareholders’ meetings;

13.	Convocation of shareholders’ meetings and making business reports; and

14.	Other matters to be handled in accordance with the laws.

Article 23

Except for the first meeting of each term of the Board of Directors which shall be convened in accordance with Article 203 of the Company Law, all other meetings of the Board of Directors shall be convened and presided by the Chairman of the Board of Directors; if the Chairman can not perform his duties, the Vice Chairman shall act on his behalf; if the Vice Chairman can not perform his duties, the Chairman may appoint one of the Directors to act on his behalf; and in the absence of such appointment, Directors shall elect one from amongst themselves to act on behalf of the Chairman.

If the meeting of the Board of Directors is conducted by video conference, any Director who participates therein shall be deemed having attended in person.

Directors who cannot attend the meeting may issue a limited power of attorney to another Director to act on his behalf.

The meetings of the Board of Directors may be convened by writing, electronic mail or facsimile.

Article 24

Unless otherwise provided for in the Company Law, resolutions of the Board of Directors shall be adopted by a majority of the Directors at a meeting attended by majority of the Directors; if a Director can not attend the meeting, he may delegate another Director to exercise such Director’s right by means of a limited power of attorney. However, each Director may act on behalf of one Director only.

Article 25

Resolutions adopted at a meeting of the Board of Directors shall be recorded in the minutes duly signed and chopped by the Chairman, and such minutes shall be sent to all Directors within twenty (20) days after the meeting. The said minutes shall record the summary of the proceedings in the meeting and the resolutions adopted, and shall be kept in the Company together with the attendance book of Directors present at the meeting and the power of attorney issued by Directors.

Article 26

The Audit Committee set up by the Board of Director pursuant to Article 14-4 of Securities and Exchange Act. Audit Committee will be comprised by all independent Directors; the authorities and the relevant affairs will be established by Board of Directors pursuant to the relevant laws and regulations.

The Board of Directors can set up the remuneration committee and other functional committees. The qualifications of members, the authorities and the relevant affairs of such committee shall be established by the Board of Directors pursuant to the relevant laws and regulations.

CHAPTER FIVE - MANAGERS AND OFFICERS

Article 27

The Company may have several managers.

Article 28

The Company may retain various consultants or hire key officers as per resolutions adopted by the Board of Directors in accordance with the provisions of Article 23 of the Articles of Incorporation.

CHAPTER SIX - FINANCIAL ACCOUNT

Article 29

At the end of each fiscal year, the following statements shall be prepared by the Board of Directors, and passed on to the Audit Committee for auditing prior to the General Shareholders’ Meeting for approval:

1.	Business Report;

2.	Financial Statements; and

3.	Proposal for allocation of net earning or making up loss.

Article 29-1

If the Company is profitable, it shall set aside 10% as employee compensation and 1% or less as Director compensation. However, if the Company has accumulated losses, it shall first deduct the accumulated losses, and then calculate the compensation from the remaining amount.

Employee compensation shall be in shares or cash, with recipients being the payroll employees of the Company or the domestic or foreign subsidiaries controlled 50% or more by the Company who worked substantially during the fiscal year in which the Company is profitable.

The issues relevant to distribution of employee compensation and Director compensation shall comply with relevant laws and regulations, and be set by resolutions of the Board of Directors.

Article 30

Any earnings after the Company’s FY final settlement shall be allotted to each item in the following order:

1.	Payment of taxes and dues.

2.	Completing the deficit and losses.

3.	Set aside 10% for statutory surplus reserve, unless the statutory surplus reserve has reached the total capital.

4.	Set aside or rotate special reserves.

5.	Any further remaining amount shall be added to the unallocated surplus from the prior year as shareholder dividend and bonus. The Board of Directors shall draft a proposal to distribute the surplus, which shall be approved at a shareholders’ meeting.

Article 30-1

The Company is currently in a stable growth stage. For dividend distribution, the surplus dividend policy will be adopted based on the future operational planning, business development, capital expenditure budget and requirement of capital fund.

Distribution of dividend may be made by cash dividend or by stock dividend, provided that the percentage of cash dividend shall exceed 50% of total distributed dividend, and the plan of distribution shall be proposed by the Board of Directors and shall be implemented after the distribution plan is approved by the Shareholder’ Meetings .

CHAPTER SEVEN – SUPPLEMENTARY PROVISIONS

Article 31

Regulations governing the business organization and relevant rules of the Company shall be made separately by the Board of Directors.

Article 32

The Company Law and other relevant laws and regulations shall govern all matters not provided for in the Articles of Incorporation.

Article 33

These Articles of Incorporation were enacted into on May 4, 1984.

The thirtieth amendment thereto was made on May 16, 2016.